SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date Of Report (Date of earliest event reported): June 16, 2004

K2 INC.

(Exact name of the registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2051 PALOMAR AIRPORT ROAD, CARLSBAD, CA 92009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition of Disposition of Assets.

Proposed Acquisitions of Völkl and Marker.

On June 16, 2004, K2 entered into a Stock and Loan Purchase Agreement (the “Völkl Purchase Agreement”) among K2, Clarance S.à.r.l., a Luxembourg limited liability company and an indirect wholly-owned subsidiary of K2 (“Clarance”), Cavoma L.P., a Cayman Island limited partnership and an indirect wholly-owned subsidiary of K2 (“Cavoma”), and the stockholders of Völkl Sports Holding AG (“Völkl”). Pursuant to the Völkl Purchase Agreement, K2, through its subsidiaries, will acquire all of the outstanding shares of Völkl together with certain notes payable by Völkl to one of its stockholders for a purchase price consisting of €32,374,696 in cash and 1,394,864 shares of K2 common stock. Concurrently with the execution of the Völkl Purchase Agreement, K2 entered into a Stock and Loan Purchase Agreement (the “Marker Purchase Agreement”) among K2, Clarance, Cavoma, Tecnica S.p.A. and the stockholders of CT Sports Holding AG (“Marker”). Pursuant to the Marker Purchase Agreement, K2, through its subsidiaries, will acquire all of the outstanding shares of Marker together with certain notes payable by Marker to its stockholders for a purchase price consisting of €20,035,085 in cash and 426,209 shares of K2 common stock. Founded in 1889, Völkl is a well established and recognized brand in the worldwide alpine ski market. Marker was founded in 1952, and, since then, Marker has gained worldwide recognition for its patented ski-bindings. In their fiscal years ended March 31, 2004, Völkl generated approximately €105.0 million in net sales and Marker generated approximately €62.9 million in net sales.

The shares of K2 common stock to be issued in the Völkl and Marker transactions will be issued in compliance with Regulation S under the Securities Act of 1933, and, accordingly, the shares may not be resold into the United States for a period of one year following the closing, and thereafter may only be sold in compliance with the restrictions of Rule 144 under the Securities Act of 1933. In addition, the shares will be subject to a “lock up” agreement prohibiting the sale or transfer of such shares by the former Völkl and Marker stockholders for a period of 18 months following the closing.

In the acquisition agreements for both Völkl and Marker, K2, its subsidiaries and the stockholders of Völkl and Marker, respectively, have made customary representations and warranties and have made certain other customary agreements. The acquisition agreements also contain certain covenants applicable to the operations of Völkl and Marker following the closing, including a restriction on K2’s ability to make distributions out of retained earnings of Völkl and Marker generated prior to March 31, 2004. The Völkl and Marker stockholders will indemnify K2 and its subsidiaries for breaches of representations and warranties, transaction expenses in excess of an agreed upon amount, pre-closing taxes, certain environmental matters and certain other matters, all subject to limitations specified in the acquisition agreements. K2, Clarance and Cavoma have also agreed to indemnify the Völkl and Marker stockholders for any breaches of their representations and warranties subject to specified limitations. A portion of the purchase price in each transaction (consisting of cash and shares of K2 common stock) will be placed in escrow to serve as a source of recovery for indemnity claims, if any, by K2 and for other matters.

The consummation of the Völkl and Marker acquisitions are subject to the satisfaction or waiver of a number of conditions, including among other customary conditions, as well as obligations to be undertaken at the time of closing:

•	approvals required by, and the expiration of the waiting periods under, applicable competition regulations;

•	the concurrent consummation of the acquisitions of Völkl and Marker;

•	the absence of any material adverse change with respect to the Völkl or Marker businesses;

•	the consummation of financings sufficient to fund the purchase price in the acquisitions;

•	the execution of employment and non-competition agreements by specified persons; and

•	the receipt of consents to the transaction under certain material agreements.

Although certain pro forma financial information reflecting the acquisition of Völkl and Marker is included in this Form 8-K, the acquisitions of Völkl and Marker are not yet complete and there can be no assurance that the transactions will be consummated.

In connection with the Völkl and Marker acquisition agreements, K2 also intends to enter into a Stock Purchase Agreement (the “Völkl America Purchase Agreement”) among K2, Tecnica S.p.A., Tecnica U.S.A. Corp., a New Hampshire corporation, and Völkl Sports America Corporation, a New Hampshire corporation. Pursuant to the Völkl America Purchase Agreement, K2 will acquire 60% of the issued and outstanding shares of Völkl Sports America from Tecnica for cash. K2 will acquire the remaining 40% interest through the acquisition of Völkl, which currently holds such interest. The consummation of this transaction is conditional upon the closings under the Völkl and Marker acquisition agreements.

Proposed Acquisition of Marmot.

On June 2, 2004, K2 entered into an Agreement and Plan of Merger (the “Marmot Merger Agreement”) among K2, Maca Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of K2 (“Maca”), Marmot Mountain Ltd., a Nevada corporation (“Marmot”) and certain of Marmot’s stockholders. Pursuant to the Marmot Merger Agreement, Marmot will be merged into Maca, with Maca surviving as a wholly-owned subsidiary of K2. In the merger, K2 will pay an aggregate of $83,782,000, half in cash and half in shares of K2 common stock, valued based on the 30-day average price of K2 common stock as of the third day prior to the consummation of the merger, for all of the outstanding capital stock of Marmot. The shares of K2 common stock to be issued in the transaction will be registered under the Securities Act of 1933. K2 has also agreed to assume all options to purchase Marmot common stock that have not been exercised as of the consummation of the merger. Marmot designs, manufactures, markets and distributes technical apparel and equipment, including outerwear, rainwear, skiwear, gloves, sleeping bags, backpacks, tents and related accessories sold under the Marmot brand name. In its fiscal year ended December 31, 2003, Marmot generated approximately $63.2 million in net sales, and, for the three month period ended

March 31, 2004, Marmot generated approximately $11.4 million in net sales. If the Marmot acquisition is consummated, K2 will have a new Technical Apparel platform consisting of the Marmot and Ex Officio product lines.

In the Marmot Merger Agreement, K2 and Marmot have made customary representations and warranties and have made certain other customary agreements. The Marmot stockholders will indemnify K2 for breaches of representations and warranties, Marmot transaction expenses, pre-closing taxes and certain intellectual property matters, all subject to limitations specified in the merger agreement. K2 has also agreed to indemnify the Marmot stockholders for any breaches of its representations and warranties subject to specified limitations.

The consummation of the Marmot acquisition is subject to the satisfaction or waiver of the following conditions, among other customary conditions:

•	the expiration of the waiting periods under antitrust regulations;

•	the execution of employment and non-competition agreements by specified employees of Marmot;

•	the receipt of opinions regarding the tax treatment of the transaction; and

•	the receipt of consents to the transaction under material agreements.

There can be no assurance that the Marmot transaction will be consummated.

The closing of the Völkl and Marker acquisitions is not contingent upon the closing of the Marmot acquisition, and the closing of the Marmot acquisition is not contingent upon the closing of the Völkl and Marker acquisitions.

K2 intends to fund the cash portion of the purchase price for the proposed acquisitions of Völkl, Marker and Marmot out of one or more alternative financing sources, which may include offerings by K2, in public or private transactions, of $150 million of senior notes and $75 million of shares of K2 common stock and/or the refinancing of K2’s existing bank credit facilities. K2 also intends to assume certain outstanding indebtedness of Völkl, Marker and Marmot (including seasonal working capital debt) in connection with the acquisitions, which totalled approximately $45.3 million as of March 31, 2004 on a U.S. dollar converted basis.

Item 5. Other Events and Required FD Disclosure.

Other Acquisitions.

As previously announced, on April 19, 2004, K2 completed the purchase of substantially all of the assets of Worr Game Products, Inc., a leader in the design, manufacturing, selling and distribution of premium paintball markers incorporating its proprietary Autococker® technology. Also, on April 19, 2004, K2 completed the purchase of substantially all of the assets of Innovative Products, a business engaged in the design, manufacture, sale and distribution of gun and bow mounting systems, and other products and accessories for all-terrain vehicles. On May 12, 2004, K2 completed the purchase of Ex Officio, a division of Orvis Company, Inc. Ex Officio is engaged in the business of designing, manufacturing, selling and distributing high-end travel, adventure and outdoor clothing and accessories. The aggregate purchase price for Worr Game Products, Inc., Innovative Products and Ex Officio was $38.8 million, which included 630,441 shares of K2 common stock.

Certain Financing Arrangements.

K2 intends to fund the cash portion of the purchase price for the proposed acquisitions of Völkl, Marker and Marmot out of one or more alternative financing sources, which may include offerings by K2, in public or private transactions, of $150 million of senior notes and $75 million of K2 common stock and/or the refinancing of K2’s existing bank credit facilities.

Among other things, K2 currently intends to amend and restate its existing three-year, $205 million senior secured revolving credit facility expiring on March 25, 2006 (the “Facility”). Among other things, the proposed terms would give the amended Facility a new five-year term and increase the amount available to K2 from $205 million to $250 million, with an option to expand the Facility to $350 million subject to certain conditions, including the consent of the lenders increasing their commitment thereunder. The proposed terms of the amended Facility also would provide for the issuance of letters of credit under the Facility up to a sublimit of $100 million.

K2 expects that borrowings under the proposed amended Facility would continue to be secured by substantially all of K2’s United States assets and the stock of K2’s Canadian and United Kingdom subsidiaries, and actual borrowing availability under the amended Facility will also continue to be based on K2’s trade receivable and inventory levels in the United States, Canada and England, subject to eligibility criteria and defined advance rates.

We expect that borrowings under the amended Facility will bear interest at an initial rate equal to the prime rate plus 0.50% per year, or LIBOR plus 2.00% year, with an unused commitment fee of 0.375% per year. There would be no term loan under the amended Facility. The closing of the amended and restated Facility is conditioned upon, among other things, the successful completion of an offering of senior notes and/or common stock.

Summary Historical and Pro Forma Financial Data.

Exhibit 99.1 hereto entitled “Summary Historical and Pro Forma Financial Data” contains certain financial data related to K2 Inc.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired.

This Form 8-K includes as exhibits audited financial statements of Völkl and Marker as set forth on the exhibit list in Item 7(c).

No financial statements of Marmot are required by this Item.

(b) Pro Forma Financial Information.

This Form 8-K includes as exhibits unaudited pro forma condensed combined financial data for K2, Völkl and Marker for the year ended December 31, 2003 and as of and for three months ended March 31, 2004.

No pro forma financial information including Marmot is required by this Item.

(c) Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Item

99.1	Summary of Historical and Pro Forma Financial Data

99.2	K2 Inc, Völkl Sports Holding AG and CT Sports Holding AG unaudited pro forma condensed combined financial Data.

99.3	Audited Financial Statements of Völkl Sports Holding AG as of March 31, 2004 and for each of the two years in the period ended March 31, 2004.

99.4	Audited Financial Statements of CT Sports Holding AG as of March 31, 2004 and 2003 and for the years then ended.

99.5	Consent of Treuhand und Revisions AG.

Item 12. Disclosure of Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” On June 16, 2004, K2 issued a press release setting forth certain forward-looking statements relating to 2004. A copy of K2’s press release is attached hereto as Exhibit 99.6 and is incorporated into this Item 12 by this reference. The information in this Item (and in such press release) shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2004	K2 INC.

	By:	/s/ JOHN J. RANGEL
John J. Rangel Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Item

99.1	Summary of Historical and Pro Forma Financial Information

99.2	K2 Inc, Völkl Sports Holding AG and CT Sports Holding AG unaudited pro forma combined condensed financial information.

99.3	Audited Financial Statements of Völkl Sports Holding AG as of and for the fiscal year ended March 31, 2004.

99.4	Audited Financial Statements of CT Sports Holding AG as of and for the fiscal year ended March 31, 2004.

99.5	Consent of Treuhand und Revisions AG.

99.6	Press Release, dated June 16, 2004.